CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Stock Participation Accreting Redemption Quarterly-pay Securities due 2009	$23,541,930.82	$722.74

December 2007 Pricing Supplement No. 446 Registration Statement No. 333-131266 Dated December 21, 2007 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in Equities
9% SPARQS®
Mandatorily Exchangeable for Common Stock of Exxon Mobil Corporation
Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM
The SPARQS offered are senior unsecured obligations of Morgan Stanley, will pay 9% interest per year and will have the terms described in the prospectus supplement for SPARQS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, the SPARQS will pay a number of shares of Exxon Mobil Corporation common stock, subject to the issuer’s right to call the SPARQS for cash at any time beginning on July 20, 2008.  The SPARQS do not guarantee any return of principal at maturity.
FINAL TERMS
Issuer:	Morgan Stanley
Maturity date:	January 20, 2009
Underlying stock:	Exxon Mobil Corporation common stock (“XOM Stock”)
Aggregate principal amount:	$23,541,930.82
Coupon:	9% per annum, payable quarterly beginning April 20, 2008
Exchange at maturity:	At maturity, unless previously called by the issuer, each SPARQS will be exchanged into XOM Stock at the exchange ratio.
Exchange ratio:	0.25 shares of XOM Stock, subject to adjustment for certain corporate events.
Issuer call right:
Beginning on July 20, 2008, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Yield to call:	15% per annum on the stated principal amount.
First call date:	July 20, 2008
Call notice date:	If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:	January 10, 2009
Stated principal amount:	$23.3575 per SPARQS
Issue price:	$23.3575 per SPARQS (see “Commissions and Issue Price” below).
Pricing date:	December 21, 2007
Original issue date:	December 31, 2007 (5 business days after the pricing date)
CUSIP:	61747W760
Listing:
The SPARQS have been approved for listing on the American Stock Exchange LLC (“AMEX”) subject to official notice of issuance.  The AMEX listing symbol for the SPARQS is “SEM.”  It is not possible to predict whether any secondary market for the SPARQS will develop.

Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per SPARQS	$23.3575	$0.3796	$22.9779
Total	$23,541,930.82	$382,597.32	$23,159,333.50
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of SPARQS purchased by that investor.  The lowest price payable by an investor is 99.50% of the stated principal amount per SPARQS.  Please see “Syndicate Information” on page 4 for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for SPARQS.

The SPARQS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Amendment No. 1 to Prospectus Supplement for SPARQS dated December 21, 2006
Prospectus dated January 25, 2006

9% SPARQS®
Mandatorily Exchangeable for Common Stock of Exxon Mobil Corporation

Fact Sheet

The SPARQS offered are senior unsecured obligations of Morgan Stanley, will pay 9% interest per year and will have the terms described in the prospectus supplement for SPARQS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, the SPARQS will pay a number of shares of Exxon Mobil Corporation common stock, subject to the issuer’s right to call the SPARQS for cash at any time beginning July 20, 2008.  The SPARQS do not guarantee any return of principal at maturity.  The SPARQS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
December 21, 2007	December 31, 2007 (5 business days after the pricing date)	January 20, 2009, subject to postponement due to a market disruption event

Key Terms
Issuer:	Morgan Stanley
Underlying stock:	Exxon Mobil Corporation common stock (“XOM Stock”)
Coupon:	9% per annum, payable quarterly beginning April 20, 2008.
Issue price:	$23.3575 per SPARQS, which is equal to the closing price of one share of XOM Stock on the pricing date times the exchange ratio as of the pricing date. Please see “Syndicate Information” below.
Stated principal amount:	$23.3575 per SPARQS, which is equal to the closing price of one share of XOM Stock on the pricing date times the exchange ratio as of the pricing date.
Denominations:	$23.3575 and integral multiples thereof.
Interest payment dates:	April 20, 2008, July 20, 2008, October 20, 2008 and the maturity date.
Exchange at maturity:	At maturity, unless previously called by the issuer, each SPARQS will be exchanged into XOM Stock at the exchange ratio.
Exchange ratio:	0.25 shares of XOM Stock, subject to adjustment for certain corporate events.
Issuer call right:
Beginning on July 20, 2008, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Yield to call:	15% per annum on the stated principal amount.
First call date:	July 20, 2008
Call notice date:	If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:	January 10, 2009
Postponement of maturity date:
If the final call notice date is postponed because it is not a trading day or due to a market disruption event and the issuer elects to call the SPARQS, the scheduled maturity date will be postponed so that the maturity date will be the tenth calendar day following the final call notice date.

Risk factors:	Please see “Risk Factors” on page 7.

December 2007	Page 2

9% SPARQS®
Mandatorily Exchangeable for Common Stock of Exxon Mobil Corporation

General Information
Listing:
The SPARQS have been approved for listing on the AMEX subject to official notice of issuance.  The AMEX listing symbol for the SPARQS is “SEM.”  It is not possible to predict whether any secondary market for the SPARQS will develop.

CUSIP:	61747W760
Minimum ticketing size:	50 SPARQS
Tax considerations:
The U.S. federal income tax consequences of an investment in the SPARQS are uncertain.  There is no direct legal authority as to the proper tax treatment of the SPARQS, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.  Pursuant to the terms of the SPARQS and subject to the discussion in the accompanying prospectus supplement for SPARQS under “United States Federal Taxation,” you agree with the issuer to treat a SPARQS as a unit consisting of (i) a terminable forward contract and (ii) a deposit with the issuer of a fixed amount of cash to secure your obligation under the terminable forward contract.  We have determined that the Yield on the Deposit is 4.3368% per annum, compounded quarterly, and that the remainder of the stated interest payments on the SPARQS is attributable to the Contract Fees, as described in the section of the accompanying prospectus supplement for SPARQS called “United States Federal Taxation — Tax Treatment of the SPARQS.”

However, neither this summary nor the section of the accompanying prospectus supplement for SPARQS called “United States Federal Taxation — Tax Treatment of the SPARQS” address the U.S. federal income tax consequences of the ownership or disposition of XOM Stock should a holder receive XOM Stock at maturity.  Investors should consult their own tax advisors regarding the U.S. federal income tax consequences of the ownership or disposition of XOM Stock.

In addition, as discussed in the section of the accompanying prospectus supplement for SPARQS called “United States Federal Taxation — Tax Treatment of the SPARQS,” we will not attempt to ascertain whether the issuer of XOM Stock is treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code.  If the issuer of XOM Stock were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder upon the sale, exchange or other disposition of the SPARQS.  A Non-U.S. Holder should refer to information filed with the SEC or another governmental authority by the issuer of XOM Stock and consult your tax advisor regarding the possible consequences to you if the issuer of XOM Stock is or becomes a USRPHC.

Assuming the characterization of the SPARQS as set forth above is respected, the following U.S. federal income tax consequences would result.  The portion of the stated interest payment on the SPARQS that is attributable to the deposit will be taxable to a U.S. Holder as ordinary interest income.  The issuer will treat the portion of the stated interest payment that is attributable to the terminable forward contract as ordinary income.  Based on the tax treatment described above, upon sale, exchange or redemption of the SPARQS solely for cash, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the issue price.  Upon physical settlement of the terminable forward contract at maturity, a U.S. Holder generally will not recognize any gain or loss with respect to the underlying equity received and will have a tax basis in the underlying equity received equal to the issue price.

Notwithstanding the foregoing, any stated interest payments on the SPARQS made to Non-U.S. Holders (as defined in the accompanying prospectus supplement for SPARQS) will generally be withheld upon at a rate of 30%.   See the section called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for SPARQS.  Non-U.S. Holders should also note that the discussion in the accompanying prospectus supplement for SPARQS does not address the tax consequences to Non-U.S. Holders for whom income or gain in respect of the SPARQS is effectively connected with the conduct of a trade or business in the United States.

Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for SPARQS concerning the U.S. federal income tax consequences of investing in the SPARQS.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments.  The tax consequences of an investment in the SPARQS may well be affected by future guidance, if any, relating to the questions posed in the notice, even though it is not clear whether the SPARQS are encompassed in the notice’s description of a typical prepaid forward contract.  The notice focuses on whether to require holders of such instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which any income

December 2007	Page 3

9% SPARQS®
Mandatorily Exchangeable for Common Stock of Exxon Mobil Corporation

(including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other forms of guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of this kind of investment, possibly with retroactive effect.  You should consult your tax advisor regarding the treatment of the SPARQS, including possible alternative characterizations in general and the possible impact of this notice in particular.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the SPARQS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the SPARQS through one or more of our subsidiaries.
On, or prior to, the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the SPARQS by taking positions in XOM Stock and in options contracts on XOM Stock listed on major securities markets.  Such purchase activity could have increased the price of XOM Stock, and, accordingly, could have increased the issue price of the SPARQS, and therefore, the price at which XOM Stock must close before you would receive for each SPARQS at maturity an amount of common stock worth as much as or more than the stated principal amount of the SPARQS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for SPARQS.

ERISA:	See “ERISA” in the prospectus supplement for SPARQS.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the SPARQS	Selling concession	Principal amount of the SPARQS for any single investor
100%	1.625%	<$999K
99.75%	1.375%	$1MM-$2.99MM
99.625%	1.250%	$3MM-$4.99MM
99.50%	1.125%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the SPARQS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the SPARQS.  We encourage you to read the accompanying prospectus supplement for SPARQS and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

December 2007	Page 4

9% SPARQS®
Mandatorily Exchangeable for Common Stock of Exxon Mobil Corporation

Hypothetical Call Price Calculations

The following tables set forth sample values based on calculations of the call price for hypothetical call dates as indicated based on the following terms:

Original issue date:	December 31, 2007
Interest payment dates:	April 20, 2008, July 20, 2008, October 20, 2008 and the maturity date.
Yield to call:	15% per annum (computed on the basis of a 360-day year of twelve 30-day months)
Stated principal amount:	$23.3575 per SPARQS
Interest rate:	9% per annum
Discount factor:	1 / 1.15[x], where x is the number of years from the original issue date to, and including, the applicable call date.

The call price with respect to any call date is an amount of cash per SPARQS such that the sum of the present values of all cash flows on each SPARQS to, and including, the call date (i.e., the call price and all of the interest payments and accrued interest on each SPARQS), discounted to the original issue date at the applicable discount factor, equals the stated principal amount.  The discount factor is based on the yield to call rate of 15% per annum and the number of years (or fraction of a year) from the original issue date to, and including, the applicable call date.

Each of the call price and total amount received calculations below are based upon the terms set forth above and the sample call dates as indicated.  The actual amount you will receive if the issuer calls the SPARQS will depend upon the actual terms of the SPARQS and the actual call date.

Call on July 20, 2008 (first call date)

Call price received:	$24.0529

Total amount received over the term of the SPARQS:	$25.2207

Call on August 31, 2008 (random interim call date)

Call price received:	$24.1900

Total amount received over the term of the SPARQS:	$25.5972

Call on January 20, 2009 (maturity date)

Call price received:	$24.7242

Total amount received over the term of the SPARQS:	$26.9430

The table on the following page sets forth a more detailed sample calculation of the call price for a hypothetical call date of July 20, 2008 based upon the terms set forth above.

December 2007	Page 5

9% SPARQS®
Mandatorily Exchangeable for Common Stock of Exxon Mobil Corporation

Hypothetical Call Price Calculations (continued)

The call price in the hypothetical example shown below is determined as follows:

▪
The known cash flows on the SPARQS (i.e., the interest payments) are discounted to their present value on the original issue date at the applicable discount factor.  The sum of these present values equals the present value on the original issue date of all of the interest payments payable on the SPARQS to, and including, the applicable call date.

▪	For example, the present value of all of the interest payments for the hypothetical call date of July 20, 2008 is $1.1016 ($0.6154 + $0.4862).

▪
Since the present value of all payments on the SPARQS to, and including, the call date (i.e., the call price and all of the interest payment on each SPARQS) must equal the stated principal amount, the issuer can determine the present value of the applicable call price by subtracting the sum of the present values of the interest payments from the stated principal amount.

▪	For example, for the hypothetical call date of July 20, 2008, the present value of the call price is $22.2559 ($23.3575 - $1.1016).

▪
The call price is then derived by determining the amount that, when discounted to the original issue date from the applicable call date at the applicable discount factor, equals the present value of the call price.

▪
For the hypothetical call date of July 20, 2008, the call price is therefore $24.0529, which is the amount that, if paid on July 20, 2008, has a present value on the original issue date of $22.2559, based on the applicable discount factor.

The call price calculated in the following table is based upon the terms set forth above and the sample call date of July 20, 2008. The actual amount you will receive, if the issuer calls the SPARQS, will depend upon the actual terms of the SPARQS and the actual call date.

	Issue Price Paid	Interest Payments Received	Accrued but Unpaid Interest Received on Call Date	Call Price Received[1]	Total Cash Received on Payment Date	Days from Original Issue Date[2]	Years from Original Issue Date (Days2/360)	Discount Factor at Yield to Call[3]	Present Value at Original Issue Date of Cash Received on Payment Date at Yield to Call
December 31, 2007	($23.3575)					0	0.00000	100.000%
April 20, 2008		$0.6423			$0.6423	110	0.30556	95.819%	$0.6154
Call date (July 20, 2008)			$0.5255		$0.5255	200	0.55556	92.529%	$0.4862
Call date (July 20, 2008)				$24.0529	$24.0529	200	0.55556	92.529%	$22.2559
Total amount received on the call date: $24.5784
Total amount received over the term of the SPARQS $25.2207
1      The call price of $24.0529 is the dollar amount that has a present value of $22.2559, which has been discounted to the original issue date from the call date at the yield to call rate of 15% so that the sum of the present values of all ofthe interest payments on the SPARQS and the present value of the call price is equal to the stated principal amount of $23.3575 per SPARQS.
2      Based upon a 360-day year of twelve 30-day months.
3      Discount factor = 1 / 1.15x, where x is years from original issue date to, and including, the applicable payment date.

December 2007	Page 6

9% SPARQS®
Mandatorily Exchangeable for Common Stock of Exxon Mobil Corporation

Risk Factors

The SPARQS are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the SPARQS.  Accordingly, investors should consult their own investment,legal, tax,accounting and other advisors as to the risks entailed by an investment in the SPARQS and the suitability of such SPARQS in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key considerations for investors in the SPARQS.  For a complete list of considerations and risk factors, you should read the section entitled “Risk Factors” beginning on page S-7 of the prospectus supplement for SPARQS.

Structure Specific Risk Factors

▪
No guaranteed return of principal.  If, at maturity, the closing price of XOM Stock has declined from the closing price on the pricing date, and the issuer has not called the SPARQS, the payout at maturity will be less than the stated principal amount of the SPARQS.

▪
The return on the SPARQS is limited by the issuer’s call right.  The return you realize on the SPARQS is limited by the issuer’s call right.  The issuer may call the SPARQS at any time beginning July 20, 2008, including at maturity, for the cash call price, which will be calculated based on the call date.  The call price will be an amount of cash per SPARQS that, together with all of the interest paid on the SPARQS to and including the call date, gives you a yield to call of 15% per annum on the stated principal amount of each SPARQS from, and including, the date of issuance to, but excluding, the call date.  You should not expect to obtain a total yield (including interest payments) of more than 15% per annum on the stated principal amount of the SPARQS to the call date.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the SPARQS in the secondary market.  It is expected that generally the trading price of XOM Stock on any day will affect the value of the SPARQS more than any other single factor.  However, because of the issuer’s call right, the SPARQS may trade differently from XOM Stock.  Other factors that may influence the value of the SPARQS include: the volatility of XOM Stock, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates, time remaining until the issuer can call the SPARQS and until the SPARQS mature, the dividend rate on XOM Stock, the issuer’s creditworthiness and the occurrence of certain events affecting Exxon Mobil Corporation that may or may not require an adjustment to the exchange ratio.

▪
Maturity date of the SPARQS may be accelerated. The maturity of the SPARQS will be accelerated if (i) the closing price of XOM Stock on any two consecutive trading days is less than (x) $2.00 times (y) the exchange ratio on the original issue date or (ii) there is an event of default with respect to the SPARQS.  The amount payable to you, if the maturity of the SPARQS is accelerated, will differ depending on the reason for the acceleration and may be substantially less than the principal amount of the SPARQS.

▪
No shareholder rights.  Investing in SPARQS is not equivalent to investing in XOM Stock.  As an investor in the SPARQS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to XOM Stock.

▪
The SPARQS may become exchangeable into the common stock of companies other than Exxon Mobil Corporation.  Following certain corporate events relating to XOM Stock, you will receive, at maturity, either the common stock of three companies in the same industry group as Exxon Mobil Corporation in lieu of, or in addition to, XOM Stock or the common stock of a successor corporation to Exxon Mobil Corporation.  For these SPARQS, the three companies would be selected from the S&P 500® Index.  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the SPARQS.

▪
Antidilution adjustments.  Although the calculation agent will adjust the amount payable at maturity for certain corporate events affecting XOM Stock, other corporate events may occur (such as partial tender or exchange offers) for which the calculation agent is not required to make any adjustments.  If an event occurs that does not require the calculation agent to adjust the amount of XOM Stock payable at maturity, the market price of the SPARQS may be materially and adversely affected.

December 2007	Page 7

9% SPARQS®
Mandatorily Exchangeable for Common Stock of Exxon Mobil Corporation

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase SPARQS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the SPARQS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the SPARQS.

▪
The U.S. federal income tax consequences of an investment in the SPARQS are uncertain.  There is no direct legal authority as to the proper tax treatment of the SPARQS, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.

Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for SPARQS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the SPARQS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the SPARQS, the timing and character of income on the SPARQS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the SPARQS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement and the accompanying prospectus supplement for SPARQS.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments.  The tax consequences of an investment in the SPARQS may well be affected by future guidance, if any, relating to the questions posed in the notice, even though it is not clear whether the SPARQS are encompassed in the notice’s description of a typical prepaid forward contract.  The notice focuses on whether to require holders of such instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which any income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other forms of guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of this kind of investment, possibly with retroactive effect.  You should consult your tax advisor regarding the treatment of the SPARQS, including possible alternative characterizations in general and the possible impact of this notice in particular.

Other Risk Factors

▪	Secondary trading may be limited. Because it is not possible to predict whether the market for the SPARQS will be liquid or illiquid, you should be willing to hold your SPARQS to maturity.

▪
No affiliation with Exxon Mobil Corporation.  Exxon Mobil Corporation is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the SPARQS.  The issuer has not made any due diligence inquiry with respect to Exxon Mobil Corporation in connection with this offering.

▪
Potential adverse economic interest of the calculation agent.  The economic interest of the calculation agent and other affiliates of ours that will carry out hedging activities related to the SPARQS, or that trade XOM Stock on a regular basis, are potentially adverse to your interests as an investor in the SPARQS.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and during the term of the SPARQS could have adversely affected the price of XOM Stock on the pricing date and could adversely affect the price of XOM Stock at maturity and, as a result, could decrease the value of the payment you receive on the SPARQS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could have potentially affected the price of XOM Stock and, accordingly, could have increased the issue price of the SPARQS and, therefore, the price at which XOM Stock must close before you would receive at maturity an amount of XOM Stock worth as much as or more than the issue price of

December 2007	Page 8

9% SPARQS®
Mandatorily Exchangeable for Common Stock of Exxon Mobil Corporation

the SPARQS.  Additionally, such hedging or trading activities during the term of the SPARQS could adversely affect the price of XOM Stock at maturity and, accordingly, if the issuer has not called the SPARQS, the value of XOM Stock, or in certain circumstances cash, you will receive at maturity, including upon an acceleration event.

▪
Morgan Stanley may engage in business with or involving Exxon Mobil Corporation without regard to your interests.  The issuer or its affiliates may presently or from time to time engage in business with Exxon Mobil Corporation without regard to your interests, and thus may acquire non-public information about Exxon Mobil Corporation.  Neither the issuer nor any of its affiliates undertakes to disclose any such information to you.  In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to Exxon Mobil Corporation, which may or may not recommend that investors buy or hold XOM Stock.

Information about the Underlying Stock

Exxon Mobil Corporation.  Exxon Mobil Corporation's (AMEX: XOM) principal business is energy, involving exploration for, and production of, crude oil and natural gas, manufacture of petroleum products and transportation and sale of crude oil, natural gas and petroleum products.

XOM Stock is registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by Exxon Mobil Corporation pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to Securities and Exchange Commission file number 001-2256 through the Securities and Exchange Commission’s website at http://www.sec.gov.  Additional information regarding Exxon Mobil Corporation may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for SPARQS.

This pricing supplement relates only to the SPARQS offered hereby and does not relate to XOM Stock or other securities of Exxon Mobil Corporation.  The issuer has derived all disclosures contained in this pricing supplement regarding Exxon Mobil Corporation from the publicly available documents described in the preceding paragraph.  In connection with the offering of the SPARQS, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Exxon Mobil Corporation.  Neither the issuer nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Exxon Mobil Corporation is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of XOM Stock.

December 2007	Page 9

9% SPARQS®
Mandatorily Exchangeable for Common Stock of Exxon Mobil Corporation

Historical Information

The following table presents the published high and low closing prices of XOM Stock for 2004, 2005, 2006 and 2007 through December 21, 2007.  The closing price of XOM Stock on December 21, 2007 was $93.43.  The associated graph shows the closing prices for XOM Stock for each day from December 21, 2004 to December 21, 2007.  The issuer obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of XOM Stock as an indication of future performance.

(CUSIP 30231G102)	High	Low	Dividends
2004
First Quarter	42.78	40.10	0.25
Second Quarter	45.46	41.52	0.27
Third Quarter	49.49	44.36	0.27
Fourth Quarter	51.97	48.31	0.27
2005
First Quarter	63.57	49.49	0.27
Second Quarter	60.90	53.35	0.29
Third Quarter	64.98	57.89	0.29
Fourth Quarter	62.49	55.20	0.29
2006
First Quarter	63.11	58.28	0.32
Second Quarter	65.00	56.65	0.32
Third Quarter	70.72	62.15	0.32
Fourth Quarter	78.73	65.41	0.32
2007
First Quarter	76.24	69.86	0.32
Second Quarter	86.36	76.16	0.35
Third Quarter	93.44	80.67	0.35
Fourth Quarter (through December 21, 2007)	95.05	84.11	0.35

The issuer makes no representation as to the amount of dividends, if any, that Exxon Mobil Corporation will pay in the future.  In any event, as an investor in the SPARQS, you will not be entitled to receive dividends, if any, that may be payable on XOM Stock.

December 2007	Page 10

9% SPARQS®
Mandatorily Exchangeable for Common Stock of Exxon Mobil Corporation

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by an amendment No. 1 to prospectus supplement for SPARQS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for SPARQS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for SPARQS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Amendment No. 1 to Prospectus Supplement for SPARQS dated December 21, 2006
Prospectus dated January 25, 2006

Terms used in this pricing supplement are defined in the prospectus supplement for SPARQS or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

“Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM” is our service mark and “SPARQS®” is our registered service mark.

December 2007	Page 11